EXHIBIT 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 2, 2021, in Amendment No. 2 to the Registration Statement (333-234815) on Form S-1 of Allure Worldwide, Inc., for the registration of its common stock. Our report contains an explanatory paragraph regarding Allure Worldwide, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 29, 2021

Turner, Stone & Company, L.L.P. Accountants and Consultants
12700 Park Central Drive, Suite 1400 Dallas, Texas 75251 Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195 Web site: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS